Exhibit 8(a)

May 31, 2007
Lamar Advertising Company
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
Ladies and Gentlemen:
     We have acted as counsel to Lamar Advertising Company (the “Company”), a Delaware corporation, in connection with the preparation and filing of the registration statement on Form S-4 (the “Registration Statement”) of which this exhibit is a part relating to the proposed offer to exchange a new series of 2 7/8% convertible notes due 2010 (the “New Notes”) and an exchange fee for all outstanding 2 7/8% convertible notes due 2010 (the “Outstanding Notes”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.
     In preparing this opinion, we have examined and relied upon (i) the preliminary prospectus included in the Registration Statement (the “Prospectus”), (ii) the First Supplemental Indenture, dated as of June 16, 2003, establishing the terms of the Outstanding Notes, (iii) the Second Supplemental Indenture, a form of which is an exhibit to this Registration Statement, establishing the terms of the New Notes, and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories.
     In rendering this opinion, we have assumed without investigation or verification that the representations and statements set forth in the Prospectus and the other documents referred to herein are true, correct and complete in all material respects. We have further assumed that all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.
     Our opinion is based on existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial decisions and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. Our opinion is not
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Lamar Advertising Company
May 31, 2007

binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.
     Based upon and subject to the foregoing, the discussion in the Prospectus under the heading “Material United States Federal Income Tax Considerations,” subject to the limitations and qualifications described therein, constitutes our opinion insofar as its sets forth the United States federal income tax consequences to holders of Outstanding Notes of the exchange of Outstanding Notes for New Notes.
     This opinion is being provided to you solely for use in connection with the Registration Statement, and this opinion letter may not be used, circulated, quoted, or otherwise referred to for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Edwards Angell Palmer & Dodge LLP
Edwards Angell Palmer & Dodge LLP